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                                                                    EXHIBIT 21.0

                             LISTING OF SUBSIDIARIES

TKCG, Corp., a California corporation
dba   Hook Engineering
      The Keith Companies
      Pacific Engineering Corporation

Crosby Mead Benton & Associates, a California corporation
dba   The Keith Companies

Universal Energy, Inc., a Texas corporation

ALNM Group, Inc., a Michigan corporation